UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 19, 2010
Date of Report (Date of earliest event reported)

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18298	95-4255452
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One East Wacker Drive, Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(312) 661-4600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 24, 2010, Unitrin, Inc. (the “Company”) completed a public offering of $250,000,000 aggregate principal amount of its 6.000% Senior Notes due November 30, 2015 (the “Notes”). The Notes were offered by the Company pursuant to its automatic shelf registration statement on Form S-3 (Registration No. 333-170297) (the “Registration Statement”). The net proceeds to the Company from the sale of the Notes, after the underwriting discount but before transaction expenses, were approximately $248,495,000.  The Company intends to use the net proceeds from the offering to repay borrowings of $140 million under its credit facility, to make a capital contribution of $60 million to the Company’s subsidiary, United Insurance Company of America, and for working capital and other general corporate purposes.

The Company entered into an Underwriting Agreement, dated November 19, 2010 (the “Underwriting Agreement”), with J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with the issuance and sale by the Company of the Notes. Pursuant to the Underwriting Agreement, the Company agreed to sell the Notes to the Underwriters, and the Underwriters agreed to purchase the Notes for resale to the public. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The Notes were issued under an Indenture, dated as of June 26, 2002 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York Trust Company, N.A., as successor trustee to BNY Midwest Trust Company, as Trustee, as supplemented by the Officer’s Certificate, dated November 24, 2010, establishing the terms of the Notes, including the form of the Notes attached thereto as Exhibit A (the “Officer’s Certificate”).

The Company sold the Notes to the Underwriters at an issue price of 99.398% of the principal amount thereof. The Underwriters offered the Notes to the public at a price of 99.998% of the principal amount thereof. Interest is payable on the Notes on May 30 and November 30 of each year, commencing on May 30, 2011.

Certain lenders under the Company’s existing revolving credit facility are affiliates of the following Underwriters: BNY Mellon Capital Markets, LLC, Fifth Third Securities, Inc., J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC.

The Bank of New York Mellon Trust Company, N.A., an affiliate of The Bank of New York Mellon, is the trustee under the Indenture (as defined below). BNY Mellon Capital Markets, LLC, an affiliate of The Bank of New York Mellon, is an Underwriter. The Bank of New York Mellon is a lender under the Company’s existing revolving credit facility.

The foregoing description of the Underwriting Agreement, the Indenture and the Officer’s Certificate does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibits 1.1, 4.1 and 4.2 hereto, respectively, and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Notes is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01.  Financial Statements and Exhibits.

The agreements included as exhibits to this Current Report on Form 8-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

(d)   Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 19, 2010, between Unitrin, Inc. and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

4.1
Indenture dated as of June 26, 2002 between Unitrin, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York Trust Company, N.A., as successor trustee to BNY Midwest Trust Company, relating to Senior Debt Securities (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K dated May 8, 2007).

4.2	Officers’ Certificate of Unitrin, Inc., including the form of Senior Notes, establishing the terms of the 6.000% Senior Notes due November 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

	By:	/s/ Scott Renwick
Date: November 24, 2010	Name:	Scott Renwick
	Title:	Senior Vice President, General
Counsel and Secretary

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 19, 2010, between Unitrin, Inc. and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

4.1
Indenture dated as of June 26, 2002 between Unitrin, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York Trust Company, N.A., as successor trustee to BNY Midwest Trust Company, relating to Senior Debt Securities (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K dated May 8, 2007).

4.2	Officers’ Certificate of Unitrin, Inc., including the form of Senior Notes, establishing the terms of the 6.000% Senior Notes due November 30, 2015.